EX-99.77K. Changes in registrant’s certifying accountant

Ernst & Young LLP (“EY”) was replaced as the independent registered public accounting firm to Northern Institutional Funds (the “Trust”) effective upon completion of the services related to the audit for the Trust’s fiscal year ended November 30, 2016. The Trust’s Audit Committee participated in, and approved, the decision to change auditors. EY’s reports on the Trust’s financial statements for the fiscal years ended November 30, 2016 and November 30, 2015 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust’s fiscal years ended November 30, 2016 and November 30, 2015 and through January 27, 2017, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trust’s financial statements for such years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On November 17, 2016, the Trust by action of its Board of Trustees upon the recommendation of the Trust’s Audit Committee engaged Deloitte & Touche LLP as the independent registered public accounting firm to audit the Trust’s financial statements for the fiscal year ending November 30, 2017. During the Trust’s fiscal years ended November 30, 2016 and November 30, 2015 and through January 27, 2017, neither the Trust, its portfolios nor anyone on their behalf has consulted with Deloitte & Touche LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested EY to furnish it with a letter addressed to the Securities and Exchange Commission stating whether EY agrees with the statements contained above. A copy of the letter from EY, dated January 27, 2017 to the Securities and Exchange Commission is filed as an exhibit hereto.